SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2004

AMB PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

ITEM 5 OTHER EVENTS.

On April 14, 2004, we reported first quarter earnings per share of $0.19. This compares to earnings per share of $0.69 reported in the same period last year, which included $0.53 per share of net gains on dispositions of real estate and net lease termination fees.

Our industrial operating portfolio was 92.7% leased as of March 31, 2004, compared with 93.1% as of December 31, 2003. Preliminary data from Torto Wheaton Research indicates national industrial occupancy at the end of the first quarter was 88.3%, essentially unchanged from the fourth quarter of 2003. Cash-basis same store net operating income decreased 3.1% compared with a decline of 14.5% last quarter, driven by lower average same store occupancies and rental rate declines. Rents on lease renewals and rollovers decreased by 14.7% during the quarter, compared with 15.7% last quarter.

Investment Activity

During the first quarter, we acquired 1.3 million square feet in seven buildings globally for a total investment of $134.2 million. Properties acquired in the quarter included $97.6 million of facilities in Boston and Los Angeles, part of the previously announced International Airport Centers portfolio. The balance of the quarter’s acquisition activity expanded our industrial holdings in key distribution markets of northern New Jersey, Miami, Mexico City and Tokyo.

Development starts in the quarter totaled approximately 1.8 million square feet in six projects with an expected total investment of $152.0 million. The two largest projects total approximately 1.3 million square feet of industrial product and are located in our target markets of Mexico City and Tokyo.

With Mexico City-based partner G.Acción, we are developing the 571,300-square-foot Encino Distribution Center in Mexico City’s premier distribution park, San Martin Obispo. We and G.Acción have completed or are currently developing an anticipated 2.3 million square feet in San Martin Obispo and completed projects in the park are 100% occupied.

In Japan, we and Tokyo-based AMB BlackPine began construction on Phase I of AMB Narita Air Cargo Center I immediately adjacent to Tokyo’s Narita International Airport. When complete, AMB Narita Air Cargo Center I is expected to be Japan’s largest dedicated air cargo logistics park with an anticipated 1.7 million square feet of facilities. Phase I is expected to be stabilized in early 2006 and will provide an anticipated 685,000 square feet in two buildings of two and four stories.

Our industrial development and renovation pipeline in North America, Europe and Asia, totals an estimated 6.7 million square feet with deliveries slated through 2006. Total investment in the current development pipeline is estimated at $385.2 million.

We disposed of one building in the San Francisco Bay Area consisting of 48,400 square feet for $5.0 million during the quarter.

Financing Activities

During the quarter, we issued $100 million of fixed-rate senior unsecured notes under AMB Property, L.P.’s medium-term note program. The notes mature on March 1, 2009 and bear an annual interest rate of 3.5%.

Supplemental Earnings Measure

We report funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. First quarter 2004 FFOPS was $0.53, at the high end our guidance, compared with $0.60 in the same period of 2003. FFOPS for the first quarter included less than $0.01 per share in net lease termination fees compared to $0.08 per share in the same period last year.

Included in the footnotes to our attached financial statements is a discussion of why management believes funds from operations is a useful supplemental measure of operating performance, of ways in which investors might use funds from operations when assessing our financial performance, and of funds from operations’ limitations as a measurement tool.

A reconciliation from net income to funds from operations is provided in the following tables.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	As of
	March 31, 2004	December 31, 2003
Assets
Investments in real estate:
Total investments in properties	$5,730,654	$5,491,707
Accumulated depreciation	(511,611)	(474,452)

Net investments in properties	5,219,043	5,017,255
Investment in unconsolidated joint ventures	54,006	52,009
Properties held for divestiture, net	9,628	11,751

Net investments in real estate	5,282,677	5,081,015
Cash and cash equivalents	150,903	156,663
Mortgages receivable	23,620	43,145
Accounts receivable, net	92,081	88,452
Other assets	69,669	51,391

Total assets	$5,618,950	$5,420,666

Liabilities and Stockholders’ Equity
Secured debt	$1,457,630	$1,363,890
Unsecured senior debt securities	1,025,000	925,000
Unsecured debt	9,482	9,628
Unsecured credit facility	261,369	275,739
Accounts payable and other liabilities	208,614	187,095

Total liabilities	2,962,095	2,761,352
Minority interests:
Joint venture partners	663,087	659,487
Preferred unitholders	241,873	241,899
Limited partnership unitholders	89,688	91,029

Total minority interests	994,648	992,415
Stockholders’ equity:
Common stock	1,558,995	1,563,526
Preferred stock	103,212	103,373

Total stockholders’ equity	1,662,207	1,666,899

Total liabilities and stockholders’ equity	$5,618,950	$5,420,666

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	For the Quarters Ended
	March 31,
	2004	2003
Revenues
Rental revenues	$163,812	$148,523
Private capital income	2,429	2,361

Total revenues	166,241	150,884

Costs and expenses
Property operating costs	(43,472)	(39,656)
Depreciation and amortization	(38,234)	(34,433)
General and administrative	(15,036)	(12,186)

Total costs and expenses	(96,742)	(86,275)

Operating income	69,499	64,609

Other income and expenses
Equity in earnings of unconsolidated joint ventures	1,709	1,235
Interest and other income	1,665	1,393
Gains from dispositions of real estate	—	7,429
Interest, including amortization	(39,425)	(35,914)

Total other income and expenses	(36,051)	(25,857)

Income before minority interests and discontinued operations	33,448	38,752

Minority interests’ share of income:
Joint venture partners’ share of operating income	(9,229)	(7,636)
Preferred unitholders	(4,912)	(6,380)
Limited partnership unitholders	(955)	(1,328)

Total minority interests’ share of income	(15,096)	(15,344)

Income from continuing operations	18,352	23,408

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	(246)	7,941
(Loss) Gain from disposition of real estate, net of minority interests	(286)	28,029

Total discontinued operations	(532)	35,970

Net income	17,820	59,378
Preferred stock dividends	(1,783)	(2,123)

Net income available to common stockholders	$16,037	$57,255

Net income per common share (diluted)	$0.19	$0.69

Weighted average common shares (diluted)	84,861,965	82,514,156

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (1)
(dollars in thousands, except per share data)

	For the Quarters Ended
	March 31,
	2004	2003 (2)
Net income	$17,820	$59,378
Loss (Gain) from disposition of real estate, net of minority interests	286	(35,458)
Real estate related depreciation and amortization:
Total depreciation and amortization	38,234	34,433
Discontinued operations’ depreciation	17	740
FF& E depreciation	(175)	(189)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (NI)	9,229	7,636
Limited partnership unitholders’ minority interests (NI)	955	1,328
Discontinued operations’ minority interests (NI)	(16)	604
FFO attributable to minority interests	(17,861)	(14,983)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(1,709)	(1,235)
AMB’s share of FFO	2,493	2,491
Preferred stock dividends	(1,783)	(2,123)

Funds from operations	$47,490	$52,622

FFO per common share and unit (diluted)	$0.53	$0.60

Weighted average common shares and units (diluted)	89,617,834	87,360,543

(1) The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund our future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.

(2) Effective January 1, 2003, the Company discontinued its practice of deducting amortization of investments in leasehold interests from FFO as such an adjustment is not provided for in NAREIT’s FFO definition. As a result, FFO for the periods presented has been adjusted to reflect the changes.

ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits:

Exhibit
Number	Description
99.1	AMB Property Corporation Press Release dated April 14, 2004.

ITEM 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     On April 14, 2004, we issued a press release entitled “AMB Property Corporation Announces First Quarter 2004 Results,” which sets forth our results of operations for the first quarter of 2004. A copy of the press release is attached hereto as Exhibit 99.1. This section and the attached exhibit are provided under Item 12 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as statements pertaining to our business strategy, future plans and performance, and operating results, including expected project completion dates and expected total investments. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report on Form 10-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation
(Registrant)

Date: April 14, 2004	By:	/s/ Tamra Browne

Tamra Browne
Senior Vice President,
General Counsel and Secretary